United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549


                                   FORM 8-K/A

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                 Date of earliest event reported January 5, 1999
                          Date of Report March 22, 1999


                     HYDROCHEM INDUSTRIAL SERVICES, INC. (*)
             (Exact name of registrant as specified in its charter)



          Delaware                   333-34323               75-2503906
(State or other jurisdiction of    (Commission File       (I.R.S. Employer
incorporation or organization)         Number)           Identification Number)

        900 Georgia Avenue
         Deer Park, Texas                                         77536
(Address of principal executive offices)                        (Zip Code)


                                 (713) 393-5600
              (Registrant's telephone number, including area code)












--------------------------------------------------------------------------------


* HydroChem International, Inc., a direct and wholly owned subsidiary of HydroChem Industrial Services, Inc., is a Co-Registrant. It is incorporated under the laws of the State of Delaware and its I.R.S. Employer Identification Number is 75-2512100. 1

                                EXPLANATORY NOTE

This Form 8-K/A Current Report of HydroChem Industrial Services, Inc. and HydroChem International, Inc. (separately or collectively, the "Registrant" or "HCIS") amends the Registrant's Form 8-K Current Report dated January 20, 1999 regarding the acquisition of substantially all of the assets of Valley Systems, Inc. and Valley Systems of Ohio, Inc. (collectively, the "Company" or "Valley").

Item 7.  Financial Statements and Exhibits.

                                TABLE OF CONTENTS

       (a)  Financial statements of the business acquired

              Report of Independent Accountants.........................      3

              Consolidated Balance Sheets as of June 30, 1998
                and September 30, 1998..................................      4

              Consolidated Statements of Income for the year ended
                June 30, 1998 and the three months
                ended September 30, 1998................................      5

              Consolidated Statements of Stockholders' Equity for the
                year ended June 30, 1998 and the three months
                ended September 30, 1998................................      6

              Consolidated Statements of Cash Flow for the year ended
                June 30, 1998 and the three months
                ended September 30, 1998................................      7

              Notes to Consolidated Financial Statements-June 30, 1998..      8

              Notes to Consolidated Financial Statements-September 30, 1998..16

       (b)  Pro forma financial information

              Explanatory Note...........................................    17

              Unaudited Pro Forma Balance Sheet as of September 30, 1998...  18

              Unaudited Pro Forma Consolidated Statement of Operations
                for the year ended December 31, 1997.......................  19

              Unaudited Pro Forma Consolidated Statement of Operations
                for the nine months ended September 30, 1998..............   20

              Notes to Unaudited Pro Forma Consolidated Financial Statements.21

       (c)    Exhibits

                  None

                        Report of Independent Accountants



To the Stockholders of
    Valley Systems, Inc.:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Valley Systems, Inc. and subsidiaries (the "Company") at June 30, 1998, and the results of their operations and their cash flows for the year ended June 30, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.


Pricewaterhouse Coopers LLP


Cleveland, Ohio
August 27, 1998, except for Note 13, as to which the date is September 9, 1998

                      VALLEY SYSTEMS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                                                   September 30,
                                                June 30,                1998
                                                  1998              (Unaudited)
                                                  ----              -----------
                                     ASSETS

Current assets:
     Cash                                    $    207,492           $     48,916
     Accounts receivable                        5,740,394              7,163,059
     Prepaid supplies                             522,992                550,833
     Prepaid expenses                             155,439                265,064
                                             ------------           ------------
       Total current assets                     6,626,317              8,027,872
Property and equipment, net                     8,896,650              9,794,261
Intangible assets                                 411,000                376,750
                                             ------------           ------------
       Total assets                          $ 15,933,967           $ 18,198,883
                                               ==========             ==========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable                        $    726,054           $   722,304
     Accrued expenses                           1,610,470             1,756,807
     Current portion of long-term debt            659,257               845,425
                                             ------------           ------------
       Total current liabilities                2,995,781             3,324,536

Long-term debt                                  7,584,593             8,589,720
Commitments and contingencies

Stockholders' equity:
     Preferred stock, $.10 par value; authorized
       2,000,000 shares, issued and outstanding
       55,000 shares                                5,500                 5,500
     Common stock, $.01 par value; authorized
       12,000,000 shares, issued and outstanding
       8,512,073 shares                            85,121                85,121
     Paid-in capital                           26,786,040            26,786,040
     Accumulated deficit                      (20,840,060)          (19,909,026)
     Treasury stock, at cost, 605,456 shares     (683,008)             (683,008)
                                              ------------          ------------
                                                5,353,593             6,284,627
                                               -----------            ----------
       Total liabilities and stockholders'
         equity                              $ 15,933,967           $18,198,883
                                               ==========             ==========





        The accompanying notes are an integral part of these consolidated financial statements.

                      VALLEY SYSTEMS, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME



                                                             Three Months Ended
                                      Year Ended             September 30, 1998
                                     June 30, 1998                (Unaudited)
                                     -------------                -----------
     Sales                           $  24,431,385             $   7,597,337
     Cost of sales                      15,391,490                 4,643,927
                                        ----------                ----------
       Gross profit                      9,039,895                 2,953,410

     Selling, general and
       administrative expenses           7,144,739                 1,785,594
     Interest expense                      593,127                   140,532
                                        ----------                ----------
     Income from operations
       before income taxes               1,302,029                 1,027,284

     Income taxes                             -                         -
                                        ----------                ----------
       Net income                    $   1,302,029             $   1,027,284
                                        ==========                ==========

     Earnings per share:
     Net earnings per common
      share - basic                  $         .12             $         .12
                                        ==========                ==========
     Net earnings per common share -
       assuming dilution             $         .12             $         .12
                                        ==========                ==========
     Weighted average shares used in
       computation - basic and diluted   7,906,617                 7,906,617
                                        ==========                ==========





















        The accompanying notes are an integral part of these consolidated financial statements.

                      VALLEY SYSTEMS, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                      For the Year Ended June 30, 1998 and
                    the Three Months Ended September 30, 1998



             Preferred   Common     Paid-In   Accumulated   Treasury
             Stock (1)   Stock (2)  Capital     Deficit      Stock      Total
             ---------   ---------  -------     -------      -----      -----

Balance,
 July 1, 1997  $5,500  $85,121  $26,786,040 $(21,757,089) $(683,008) $4,436,564
   Net income                                  1,302,029              1,302,029
   Series C preferred
     dividends                                  (385,000)              (385,000)
                ------ -------- -----------  ------------- ---------  ---------
Balance,
 June 30, 1998  5,500   85,121   26,786,040  (20,840,060)  (683,008)  5,353,593
   Net income                                  1,027,284              1,027,284
   Series C preferred
     dividends                                   (96,250)               (96,250)
                ------ -------- -----------  ------------- ---------  ---------
Balance,
 September 30, 1998
   (unaudited) $5,500  $85,121  $26,786,040 $(19,909,026  $(683,008) $6,284,627
               =====    ======   ==========  ===========   ========   =========





   (1)Share amounts are equivalent to ten times dollar amounts

   (2)Share amounts are equivalent to one hundred times dollar amounts
















        The accompanying notes are an integral part of these consolidated financial statements.

                      VALLEY SYSTEMS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                             Three Months Ended
                                           Year  Ended        September 30, 1998
                                         June 30, 1998            (Unaudited)
                                         -------------            -----------

Cash flows from operating activities:
     Net income                                $ 1,302,029        $   1,027,284
     Adjustments to reconcile net income to
        cash provided by operating activities:
          Depreciation and amortization          2,758,868              720,122
          Gain on disposition of property
             and equipment                         (66,083)                (600)
          (Increase) decrease in assets:
             Accounts receivable                  (102,044)          (1,422,665)
             Prepaid supplies                      (53,153)             (27,841)
             Prepaid expenses                        5,333             (109,625)
          Increase (decrease) in liabilities:
             Accounts Payable                     (245,557)              (3,750)
             Accrued expenses                      181,636              146,337
                                                 ----------           ----------
          Cash provided by operating activities  3,781,029              329,262
                                                 ----------           ----------

Cash flows from investing activities:
     Additions to property and equipment        (2,295,049)          (1,583,483)
     Proceeds from dispositions of property
       and equipment                               240,092                  600
                                                -----------          -----------
          Cash used by investing activities     (2,054,957)          (1,582,883)
                                                 ----------          ----------

Cash flows from financing activities:
     Net (payments) borrowings from revolving
       line of credit                           (1,467,355)             179,618
     Payments of other long-term debt             (252,394)             (76,726)
     Additional borrowings of long-term debt       386,076            1,088,403
     Payments of preferred stock dividends        (385,000)             (96,250)
                                                -----------          -----------
       Cash (used in) provided by financing
           activities                           (1,718,673)           1,095,045
                                                 ----------           ----------

Increase (decrease) in cash                          7,399             (158,576)
Cash at beginning of year                          200,093              207,492
                                                -----------           ----------
Cash at end of period                        $     207,492        $      48,916
                                                ===========          ===========

Cash paid for:
     Interest                                $     589,340
Non-cash investing activities:
     Property and equipment acquired with
       capital leases                        $   1,846,474



              The accompanying notes are an integral part of these
                       consolidated financial statements.

                      VALLEY SYSTEMS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 1998



1.     Description of Business:

       The Company is engaged in the business of providing specialized industrial cleaning and other services to divisions and facilities of Fortune 500 companies and other substantial businesses engaged in heavy industry. Such services generally involve the removal of industrial grime, deposits, wastes, encrustations and coatings from equipment and facilities. The Company's principal customers are in the chemical, plastics, power generation, petroleum refining and primary metals businesses. The Company's industrial cleaning methods include, in addition to the use of waterblasting, vacuuming and other more conventional procedures, the application of ultra-high pressure ("UHP") waterjetting methods.

2.     Summary of Significant Accounting Policies:

       Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany transactions have been eliminated in the accompanying consolidated financial statements.

       Revenue Recognition: Sales and the related cost of sales for services provided are recorded as the services are performed.

       Accounts Receivable: The Company's customers are located primarily throughout the United States. The Company monitors potential credit losses and such losses have been within management's expectations. Accounts receivable which become uncollectible are written off against operations at the time they are deemed to be worthless. The total uncollectible accounts charged to operations for the year ended June 30, 1998 was $14,000. The allowance for doubtful accounts was $125,000 at June 30, 1998.
 .
       Prepaid Supplies: Prepaid supplies consist of items to be used in operations, and are stated at the lower of cost (first in, first out) or market.

       Property and Equipment: Property and equipment are stated at cost. The Company uses the straight-line method of depreciation for financial reporting purposes. For income tax purposes, depreciation is computed by either the accelerated or modified cost recovery methods. The estimated useful lives for financial reporting purposes are as follows:

            Building and leasehold improvements                7 to 20 years
            Automobiles and trucks                             3 to 7 years
            Equipment                                          3 to 7 years

       The cost and related accumulated depreciation of assets retired, sold or otherwise disposed of are removed from the accounts and any gain or loss is reflected in the current year's results of operations.

       Income Taxes: Deferred income taxes are provided to reflect the tax effects of temporary differences between financial and tax reporting, principally related to depreciation.

                      VALLEY SYSTEMS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 1998



       Intangible Assets: Intangible assets include the cost of certain patents, technology, trademarks, and a non-compete agreement. These items are being amortized to operations on a straight-line basis over 10 years, the period in which the economic benefits are estimated to be realized. Accumulated amortization amounted to $959,000 as of June 30, 1998.

       Income (Loss) Per Common Share: In February 1997 the FASB issued Statement No. 128, "Earnings Per Share" ("FAS No. 128"). FAS No. 128 specifies the computation, presentation, and disclosure requirements for earnings per share ("EPS") for entities with publicly held common stock or potential common stock. It replaces the presentations of primary EPS with the presentation of basic EPS, and replaces fully diluted EPS with diluted EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures, and requires a reconciliation of the basic EPS computation to the diluted EPS calculation. FAS No. 128 is effective for financial statements for periods ending after December 15, 1997.

       Earnings per share of common stock for the period ended June 30, 1998 have been calculated according to the guidelines of FAS No. 128.

       Basic earnings per common share are computed by dividing net income less preferred stock dividend requirements ($385,000 per year) for the period by the weighted average number of shares of common stock outstanding for the period. Diluted earnings per common share do not vary from basic earnings per share for any of the periods presented because there were no dilutive potential shares of common stock outstanding. The dilutive effect of outstanding potential shares of common stock is computed using the treasury stock method.

       Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results may differ from those estimates.

       Fair Value of Financial Instruments: The carrying values of accounts receivable and short-term borrowings represent reasonable estimates of the fair values of these instruments due to their short maturities. The fair value of long-term debt is estimated by discounting the future cash flows using rates currently available to the Company for debt with similar terms and remaining maturities. The estimated fair values of the long-term debt at June 30, 1998 approximated its carrying values.

     New Accounting Pronouncements: During 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 established standards for reporting and display of comprehensive income and its components. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997 and is not expected to have a significant impact on the consolidated financial statements of the Company.
                                        9

                      VALLEY SYSTEMS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 1998



     During 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131 will be effective for the fiscal year ending June 30, 1999. As the adoption of SFAS No. 131 requires only additional disclosures, there will be no effect on the Company's consolidated financial position or results of operations or cash flows.

     In March  1998 the  American  Institute  of  Certified  Public  Accountants
     ("AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which establishes new accounting and reporting standards for the costs of computer software developed or obtained for internal use. This statement will be applied prospectively and is effective for financial statements for fiscal years beginning after December 15, 1998. The impact of this new standard is not expected to have a significant effect on the Company's financial position or results of operations.

     In April 1998 the AICPA issued SOP 98-05, "Reporting on the Costs of Start-Up Activities," which requires costs of start-up activities be expensed as incurred. This statement is effective for financial statements for fiscal years beginning after December 15, 1998. The statement requires capitalized costs related to start-up activities to be expenses as a cumulative effect of a change in accounting principle when the statement is adopted. The impact of this new standard is not expected to have a significant effect on the Company's financial position or results of operations.

     In June 1998 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." The statement is effective for fiscal years beginning after June 15, 1999. The Company plans to adopt this statement at the beginning of fiscal 2000. This statement is not expected to have a material impact on the Company's financial position or results of operations.

3.     Property and Equipment:

       Property and equipment consist of the following:

                Land                                              $     420,683
                Building and leasehold improvements                   1,032,752
                Automobiles and trucks                                8,600,072
                Equipment                                             8,637,151
                Equipment in progress and parts                         199,538
                                                                    ------------
                                                                     18,890,196
                Less accumulated depreciation and amortization        9,993,546
                                                                       ---------

                                                                  $   8,896,650
                                                                  =============

       Included in property and equipment are assets under capital leases of $3,618,000 with related accumulated depreciation of $1,230,000 as of June 30, 1998.

                      VALLEY SYSTEMS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 1998



       The Company incurred repairs and maintenance costs on property and equipment of approximately $1,350,000 for the year ended June 30, 1998.

4.     Accrued Expenses:

       Accrued expenses consist of the following:

          Accrued payroll and compensation                        $     927,000
          Accrued payroll taxes, workers' compensation
             insurance and other employee benefits                      373,000
          Accrued preferred stock dividends                              96,250
          Other accrued liabilities                                     214,220
                                                                    -----------
                                                                  $   1,610,470

5.     Long-Term Debt:

       Long-term debt is comprised of the following:

          Capitalized leases (A)                                  $   2,114,640
          Revolving loan - bank (C)                                   5,742,543
          Mortgage loan - bank (D)                                      386,667
                                                                    -----------
                                                                      8,243,850
                Less: current portion of long-term debt                 659,257
                                                                    -----------
                                                                  $   7,584,593

       A. Capitalized leases are due in monthly installments ranging from $4,000 to $15,000 and bear interest of 8.5%.

       B. The Company has a loan agreement with its majority stockholder, which expires in 2000 and provides a total credit facility to the Company as follows:

                      Through July 1999                         $9,000,000
                      August 1999 through July 2000             $8,000,000

             This facility may be utilized by borrowings at .5% over the prime rate (payable quarterly) or, at the Company's option, by having the stockholder provide bank letters of credit which the Company can utilize as collateral for other obligations. The Company reimburses the stockholder for the actual cost of the letters of credit. This loan agreement is collateralized by essentially all assets of the Company, and prohibits payments of common stock dividends. At June 30, 1998, there are no loans outstanding under this facility, and the stockholder has issued $8,280,000 in bank letters of credit, leaving $720,000 of the facility available to the Company.

                      VALLEY SYSTEMS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 1998



       C. This obligation represents borrowings under a $7,500,000 revolving loan agreement with a bank. The loan bears interest at 1.7% below the prime rate (6.80% at June 30, 1998), payable monthly, and is collateralized by a bank letter of credit provided by the Company's majority shareholder under the loan agreement described in B. above. This revolving loan agreement decreases to $6,500,000 in July 1999 and expires July 2000.

       D. Mortgage loan payable in monthly installments of $2,778 plus interest on the outstanding balance at the prime rate (8.5% at June 30, 1998), due September 2007. The Company's headquarters facility is pledged as security for this loan.

             The aggregate maturities on the aforementioned debt are as follows:


               Year Ended June 30

                      1999                           $     659,000
                      2000                                 369,000
                      2001                               6,143,000
                      2002                                 434,000
                      2003                                 428,000
                   Thereafter                              210,850
                                                      $  8,243,850

6.     Income Taxes:

       The income tax provision for the year ended June 30, 1998 is comprised of the following amounts:

                Current:
                    Federal                                   $        0
                                                                    =======

                Statutory rate                                        34%
                Operating loss utilized                              (34)
                Operating loss not utilizable
                                                                    -------
                Effective rate                                         -%
                                                                    =======

       Deferred federal income taxes reflect the impact for financial statement reporting purposes of temporary differences between the financial statement and tax basis of assets and liabilities. At June 30, 1998, the components of the net deferred tax assets and liabilities were as follows:

                      VALLEY SYSTEMS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 1998





           Deferred tax assets:
               Allowance for doubtful accounts               $      50,000
               Vacation accrual                                    144,000
               Net operating loss carryforwards                  7,654,878
               Other                                               164,912
                                                                -----------
                                                                 8,013,790
           Deferred tax liabilities:
               Basis difference in fixed assets                   (596,930)
                                                                -----------
            Net deferred tax assets                              7,416,860
            Valuation allowance                                 (7,416,860)
                                                                 ----------
                 Net deferred taxes recognized               $          -0-

       The  Company  has   approximately   $19,100,000  of  net  operating  loss
       carryforwards for future years, which cannot be utilized to create tax refunds. Such amounts begin to expire in the year 2005.

7.     Commitments:

       The Company has various capital and operating leases in effect for equipment, vehicles and facilities with initial terms ranging from one month to five years with renewal options generally being available. Minimum commitments under all capital and operating leases at June 30, 1998 are as follows:


          Year:                               Capital            Operating
          -----                               -------            ---------

          1999                            $      755,504      $     170,000
          2000                                   454,699            142,000
          2001                                   454,699             47,000
          2002                                   454,699             24,000
          2003                                   412,202              2,000
                                              -----------        -----------
        Total minimum lease payments           2,531,803       $    385,000
                                                                   =========
        Less amount representing interest        417,163
                                              -----------
        Total present value of capital
           obligation                          2,114,640
        Less current portion                     617,035
                                              -----------
        Long-term obligation under capital
           leases                          $   1,497,605
                                               =========

       Operating lease expense amounted to $379,000 for the year ended June 30, 1998.

8.     Litigation:

       The Company is involved in various litigation arising in the ordinary course of business. Management believes that the ultimate resolution of such litigation will not have a material effect on the Company's operations or financial position.

                      VALLEY SYSTEMS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 1998



9.     Major Customers:

       The following table shows the percentage of total sales made to major customers for the year ended June 30, 1998:


               Customer A                          9%
               Customer B                          7%
               Customer C                          7%

10.    Stockholders' Equity:

 .      In September 1994, the Company issued 55,000 shares of Series C Preferred
       Stock to its majority stockholder, which then transferred them to an affiliate. Each share of the Series C Preferred Stock is entitled to a cumulative annual dividend of $7.00, payable quarterly. The proceeds from the sale of the preferred shares totaled $5.5 million; $3.0 million in the conversion of debt for equity and $2.5 million of cash. In the event the Company is merged or consolidated such that the majority shareholder no longer holds a controlling interest in the surviving or resulting entity, the preferred stock must be redeemed and retired for $5.5 million plus any accrued and unpaid cumulative dividends.

11.    Stock Options and Warrants:

       A. In 1991, the Company adopted a stock option plan. Up to 400,000 shares of common stock may be issued under the plan. Outstanding options on June 30, 1998 were as follows:


                                     Shares
                                     ------

     Option Price             Total             Exercisable     Expiration Date
     ------------             -----             -----------     ---------------

       $3.00                 10,000             10,000           2001
       $1.50                 22,080             22,080           2001
       $1.50                 40,500             40,500           2002
       $1.50                217,000            130,200           2004
       $1.50                 37,700              7,540           2006
       $1.50                 20,000              4,000           2007
                           --------          ---------
                            347,280            214,320
                            =======            =======

       B. In October 1994, the Company issued stock options to its directors to purchase a total of 50,000 shares of its common stock at $1.50 per share. These options can be exercised up to 10,000 shares on or after each of the first five anniversary dates, and expire in October 2004. These options are not part of the stock option plan above. These options can be exercised up to 20% of the shares on or after each of the first five anniversary dates and expire in 2004.

       C. In 1998, options to purchase 46,700 shares of common stock were forfeited.

       D. The Company has elected to adopt the "disclosure-only" provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS No. 123"), with no compensation cost recognized for options granted at or above market value. For SFAS No. 123, the fair value of each

                      VALLEY SYSTEMS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 1998



             option granted was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for 1998: (a) risk-free interest rates of 6.40% to 7.04%; (b) no dividend yield; (c) expected term of 8 years; and (d) volatility of 95%.

             If the Company had elected to recognize the compensation cost of its stock option plan based on the fair value of the awards under that plan in accordance with SFAS No. 123, net income would have increased to $1,383,952 ($.13 per common share, assuming dilution) for the year ended June 30, 1998.

       E. At June 30, 1998, warrants to purchase shares of the Company's common stock were outstanding as follows:


             Warrant
             Price          Shares         Expiration Date
             -----          ------         ---------------

             $   3.09       2,314,000      May 2000
             $ 15.00          100,000      September 2001

12.    Employee Benefit Plan:

       In 1991, the Company adopted a 401(k) plan that covers substantially all employees. The plan is a discretionary plan in that the Company may or may not make contributions to the plan. The Company did not contribute to the plan during the year ended June 30, 1998.

13.    Subsequent Event:

       On September 9, 1998 the Company entered into an Asset Purchase Agreement whereby essentially all assets of the Company will be sold to, and substantially all liabilities of the Company will be assumed by, HydroChem Industrial Services, Inc. The purchase price for these assets and liabilities is $29.8 million, adjusted for increases or decreases in net assets after June 30, 1998. This transaction is expected to close in the second quarter of the fiscal year ended June 30, 1999.

                      VALLEY SYSTEMS, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1998
                                   (UNAUDITED)




1.     Basis of Presentation:

       Reference is made to the annual report on Form 10-K dated September 25, 1998 for the years ended June 30, 1998.

       The financial statements for the period ended September 30, 1998 are unaudited and include all adjustments which, in the opinion of management, are necessary for a fair statement of the results of operations for the periods then ended. All such adjustments are of a normal recurring nature. The results of the Company's operations for any interim period are not necessarily indicative of the results of the Company's operations for a full fiscal year.

2.     Income Taxes:

       The provisions for income taxes for the periods presented vary from the customary relationship with pre-tax income due to utilization of net operating loss carryforwards.

3.     Contingencies:

       The Company is involved in various litigation arising in the ordinary course of business. Management believes that the ultimate resolution of such litigation will not have a material effect on the Company's operations, cash flows or financial position.

4.     Income per Common Share:

       Basic earnings per common share are computed by dividing net income less preferred stock dividend requirements ($96,250 per quarter) for the period by the weighted average number of shares of common stock outstanding for the period. Diluted earnings per common share do not vary from basic earnings per share for any of the periods presented because there were no dilutive potential shares of common stock outstanding. The dilutive effect of outstanding potential shares of common stock is computed using the treasury stock method.

                       HYDROCHEM INDUSTRIAL SERVICES, INC.
                                 AND SUBSIDIARY

                         PRO FORMA FINANCIAL INFORMATION

                                EXPLANATORY NOTE


       On January 5, 1999, the Registrant acquired substantially all of the assets and assumed certain liabilities of Valley. The assets acquired consisted primarily of (i) accounts receivable, (ii) property, plant and equipment, (iii) intangibles, and (iv) other operating assets. The purchase price for the acquired assets, which is subject to certain post closing adjustments, was approximately $29.8 million in cash of which $4 million was deposited into escrow. In addition, the Registrant assumed approximately $2.5 million of Valley's capital lease obligations and paid $5.3 million in cash at closing to retire Valley's bank debt. The source of funds for the purchase price and retirement of Valley's bank debt was a combination of cash on hand and borrowings under the Registrant's credit facility. The acquisition has been accounted for using the purchase method of accounting.

       The unaudited pro forma financial information being presented consists of
(i) an unaudited pro forma balance sheet as of September 30, 1998, (ii) an unaudited pro forma consolidated statement of operations for the year ended December 31, 1997, and (iii) an unaudited pro forma consolidated statement of operations for the nine months ended September 30, 1998. The following unaudited Pro Forma Consolidated Financial Statements are derived from the Registrant's historical unaudited Consolidated Financial Statements as of and for the nine months ended September 30, 1998, the Registrant's Consolidated Statement of Operations for the year ended December 31, 1997, and Valley's audited and unaudited historical financial statements, which have been conformed to be consistent with the Registrant's fiscal year.

                       HYDROCHEM INDUSTRIAL SERVICES, INC.
                                 AND SUBSIDIARY

                        UNAUDITED PRO FORMA BALANCE SHEET
                                 (in thousands)

                               September 30, 1998

                                             HISTORICAL
                                                          Pro Forma
                           HCIS     Valley    Combined   Adjustments   Pro Forma
                           ----     ------    --------  -----------   ---------
Current assets:
  Cash and cash
   equivalents           $ 29,358   $   49    $ 29,407  $ (29,241)(a)$   166
  Restricted cash             273        -         273       -            273
  Receivables, net         25,435    7,163      32,598       -         32,598
  Inventories               4,514        -       4,514       -          4,514
  Prepaid expenses and
   other current assets     2,637      816       3,453       -          3,453
  Income taxes receivable     312        -         312       -            312
  Deferred income taxes     1,620        -       1,620       -          1,620
                         --------- ---------- ---------  ----------    -------
   Total current assets    64,149     8,028     72,177    (29,241)     42,936

Property and equipment,
   at cost                 77,886    20,473     98,359        -        98,359
  Accumulated depreciation(31,184)  (10,679)   (41,863)       -       (41,863)
                          --------  --------   -------- ----------    -------
                           46,702     9,794     56,496        -        56,496

Intangible assets, net     43,568       377     43,945     26,665 (b)  70,610
                          --------  ---------  --------  ----------    -------

   Total assets          $154,419   $18,199   $172,618  $  (2,576)   $170,042
                          =======   ========   =======    ========    =======


Current liabilities:
  Accounts payable       $  5,975   $   722   $  6,697  $     -      $  6,697
  Accrued liabilities       9,942     1,757     11,699      1,500 (c)  13,199
  Current portion of
   long-term debt              -        845        845        (33)(d)     812
                         --------   --------  ---------    --------    -------
    Total current
     liabilities           15,917     3,324     19,241      1,467      20,708

Long-term debt            115,014     8,590    123,604     (6,258)(d) 125,846
                                                             8,500 (e)
Deferred income taxes       8,291        -       8,291        -         8,291
Commitments and contingencies

Stockholder's equity:
  Preferred stock              -          6          6         (6)(f)     -
  Common stock                  1        85         86        (85)(f)       1
  Additional paid in
   capital                 16,558    26,786     43,344    (26,786)(f)  16,558
  Retained deficit         (1,362)  (19,909)   (21,271)    19,909 (f)  (1,362)
  Treasury stock                        -         (683)      (683)        683(f)          -
                           -------- --------   --------   ---------   --------
   Total stockholder's
    equity                 15,197     6,285     21,482     (6,285)      15,197
                           -------  --------   --------   --------    --------

   Total liabilities and stockholder's
    equity               $154,419   $18,199   $172,618     (2,576)   $170,042
                         =========  ========   ========    =======    ========



                             See accompanying notes.

                       HYDROCHEM INDUSTRIAL SERVICES, INC.
                                 AND SUBSIDIARY

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                 (in thousands)

                      For the Year Ended December 31, 1997


                                   HISTORICAL
                                   ----------
                                                        Pro Forma
                            HCIS    Valley   Combined   Adjustments   Pro Forma
                            ----    ------   --------   -----------   ---------

Revenue                   $160,604  $23,594  $184,198   $   -         $184,198
Cost of revenue             95,585   12,149   107,734     (219)(g)     107,515
                          --------  -------   -------    --------      -------
   Gross profit             65,019   11,445    76,464      219          76,683

Selling, general and
 administrative expense     42,614    6,777    49,391     (110)(g)      48,905
                                                          (376)(h)
Depreciation                 8.216    2,736    10,952     (252)(i)      10,700
                          --------- --------  --------   --------      --------
   Operating income         14,189    1,932    16,121      957          17,078

Other expense:
   Interest expense, net     8,518      595     9,113    2,470 (j)      11,583
   Other expense, net           39       -         39       -               39
   Amortization of
    intangibles              1,531      137     1,668      945 (k)       2,613
                           --------- -------  ---------  ---------     --------

Income before taxes and
   extraordinary loss        4,101    1,200     5,301   (2,458)          2,843

   Income tax provision      2,282       -      2,282     (700)(l)       1,582
                            -------- -------  ---------  ---------     --------

Income before extraordinary
 loss                        1,819    1,200     3,019   (1,758)          1,261

   Extraordinary loss on early
      extinguishment of debt,
       net of taxes          2,342       -      2,342       -            2,342
                             ------- -------  ---------  ---------     --------

Net income (loss)         $   (523) $ 1,200  $    677  $(1,758)       $ (1,081)
                          ========= =======  ========   =======       =========













                             See accompanying notes.

                       HYDROCHEM INDUSTRIAL SERVICES, INC.
                                 AND SUBSIDIARY

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                 (in thousands)

                  For the Nine Months Ended September 30, 1998


                                    HISTORICAL
                                    ----------
                                                         Pro Forma
                             HCIS    Valley   Combined   Adjustments  Pro Forma
                             ----    ------   --------   -----------  ---------

Revenue                   $126,464   $20,114  $146,578   $    -        $146,578
Cost of revenue             78,702    10,517    89,219      (165)(g)     89,054
                          --------   -------  --------   --------      --------
   Gross profit             47,762     9,597    57,359       165         57,524

Selling, general and
 administrative expense     33,547     5,195    38,742       (82)(g)     38,366
                                                            (294)(h)
Depreciation                 6.728     1,981     8,709      (189)(i)      8,520
                          --------   -------  ---------  --------      ---------
   Operating income          7,487     2,421     9,908       730         10,638

Other (income) expense:
   Interest expense, net     7,742       424     8,166     1,282 (j)      9,448
   Special charge              300        -        300        -             300
   Other income, net          (126)       -       (126)       -            (126)
   Amortization of
    intangibles              1,125       103     1,228       708(k)       1,936
                           --------  -------- ---------  ---------     ---------

Income (loss) before
    taxes                   (1,554)    1,894       340    (1,260)          (920)

Income tax provision
    (benefit)                  (44)       -        (44)       18(l)         (26)
                           --------  -------- ---------  ---------     ---------

Net income (loss)         $ (1,510)  $ 1,894  $    384   $(1,278)      $   (894)
                          =========  ======== =========  ========      =========


















                             See accompanying notes.

                       HYDROCHEM INDUSTRIAL SERVICE, INC.
                                 AND SUBSIDIARY
         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                 (in thousands)


1.     Basis of Presentation

       The unaudited pro forma consolidated balance sheet presents the financial position of the Registrant assuming the transaction was consummated as of September 30, 1998. The unaudited pro forma consolidated statement of operations for the nine months ended September 30, 1998 and the year ended December 31, 1997 assume the transaction was consummated on January 1, 1997. These statements were prepared by taking into consideration only those adjustments that are directly attributable to the transaction and known to have a continuing impact on operations as a result of the acquisition.

       The unaudited pro forma consolidated financial statements have been prepared by the Registrant in accordance with generally accepted accounting principles. All calculations have been made based upon certain assumptions and adjustments described in these notes. Included in these assumptions is the presumption that no additional selling, general and administrative expense is required because the combined infrastructure is deemed sufficient to support the additional activities anticipated from the acquisition.

       The unaudited pro forma consolidated financial statements were prepared utilizing the accounting policies of the Registrant. The allocation of the purchase price, which may be subject to certain adjustments as the Registrant finalizes the allocation of the purchase price in accordance with generally accepted accounting principles, is included in the unaudited pro forma consolidated financial statements. The purchase price has been allocated based upon the estimated fair value of the assets acquired and liabilities assumed. The excess of the purchase price over the estimated fair value of the net assets acquired at the acquisition date has been recorded as goodwill.

       Certain amounts from the Valley historical consolidated financial statements have been reclassified to conform with the basis of presentation used by the Registrant in preparing its consolidated financial statements.

       The unaudited pro forma consolidated financial statements should be read in conjunction with the historical consolidated financial statements of the Registrant and Valley. The Registrant's historical consolidated financial statements are included in its Form 10-K for the year ended December 31, 1997 and Form 10-Q for the quarter ended September 30, 1998. Valley's historical consolidated financial statements are included in its Form 10-K for the year ended June 30, 1998 and Form 10-Q for the quarter ended September 30, 1998.

       The unaudited pro forma consolidated financial statements do not purport to be indicative of the financial position of the Registrant or the results of operations that might have occurred had the acquisition been concluded on January 1, 1997, nor are they necessarily indicative of future results.

                       HYDROCHEM INDUSTRIAL SERVICES, INC.
                                 AND SUBSIDIARY
         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                 (in thousands)



2.     Acquisition of Valley

       The acquisition of Valley assets has been accounted for using the purchase method of accounting. The purchase price for the acquisition has been calculated as follows:

              Cash payment                                         $   29,800
              Estimated purchase price adjustment                       1,200
              Estimated transaction costs                                 450
              Acquisition accrual                                       1,500
                                                                      -------
                                                                       32,950
              Fair value of net assets acquired                         5,908
                                                                      -------
              Excess of purchase price over fair value             $   27,042
                                                                       ======

       The book value of net assets acquired was determined to approximate fair value at the date of acquisition. Transaction costs consist primarily of fees to accountants, attorneys and other outside service providers. The acquisition accrual primarily represents severance costs for certain Valley employees, expenses to be incurred in connection with conforming Valley's equipment, signage, safety programs and marketing literature to the Registrant's standards, and costs of transferring ownership of acquired assets.

3.     Pro Forma Adjustments

       Adjustments have been made to the accompanying unaudited pro forma consolidated balance sheet as of September 30, 1998 and the unaudited pro forma consolidated statements of operations for the year ended December 31, 1997 and the nine months ended September 30, 1998 to reflect the following:

       (a)    Cash effects of transaction:

              Cash payment                                   $   (29,800)
              Estimated purchase price adjustment                 (1,200)
              Estimated transaction costs                           (450)
              Retirement of Valley long-term debt                 (6,291)
              Registrant's line of credit borrowing                8,500
                                                              ----------
                                                             $   (29,241)

       (b) Estimated excess of purchase price over net assets acquired.

       (c) Acquisition accrual as discussed in Note 2.

       (d) Retirement of Valley long-term debt.

       (e) Line of credit borrowings by Registrant to finance the transaction.

       (f) Elimination of Valley stockholders' equity.

       (g) Reduction in cost of Valley property and casualty insurance programs, and increase in cost of group health insurance to provide benefits for Valley employees consistent with those provided to the Registrant's employees.

                       HYDROCHEM INDUSTRIAL SERVICES, INC.
                                 AND SUBSIDIARY
         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                 (in thousands)



       (h) Compensation, benefits and other directly associated costs related to terminated Valley employees.

       (i) Change in Valley depreciable lives to be consistent with those of Registrant.

       (j) Incremental interest expense and reduction of interest income to reflect funding of the transaction.

       (k) Elimination of Valley amortization of intangibles and inclusion of amortization of goodwill related to the transaction over a period of 25 years.

       (l) Adjustment of income tax provision to reflect Registrant's historical effective tax rate.

                                   SIGNATURES




       Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                        HYDROCHEM INDUSTRIAL SERVICES, INC.


     Date: March 22, 1999               By: /s/ Selby F. Little, III
                                           Selby F. Little, III, Executive Vice
                                           President and Chief Financial Officer






                                        HYDROCHEM INTERNATIONAL, INC.


     Date: March 22, 1999               By: /s/ Selby F. Little, III
                                           Selby F. Little, III, Executive Vice
                                           President and Chief Financial Officer